First PacTrust Bancorp, Inc. Announces Appointment of Joseph Abraham as Director of Credit
Services of Pacific Trust Bank

Company Release — 11/29/2010 09:00

CHULA VISTA, Calif.—(BUSINESS WIRE)— First PacTrust Bancorp, Inc. (the “Company”) (NASDAQ: FPTB), the holding company for Pacific Trust Bank (the “Bank”), announced today that Joseph Abraham has entered into an employment agreement with the Company and the Bank under which he will be appointed as Senior Vice President and Director of Credit Services of the Bank effective January 5, 2011.

Mr. Abraham has over twenty-six years of commercial bank lending and credit operations experience, having managed credit operations departments for several regional and national banks and served as a member of various credit and risk management committees. Most recently, Mr. Abraham worked at U.S. Bank managing a newly created group responsible for Portfolio Risk Management in the Special Assets Division. Prior to joining U.S. Bank in 2009, Mr. Abraham worked for Cal National Bank managing the Credit Services department, which had overall responsibility for documentation, construction disbursements, loan operations and credit reporting and automation. In addition to U.S. Bank and Cal National Bank, Mr. Abraham has held senior management positions at Tokai Bank of California, Bank of California/Union Bank, City National Bank, Mitsubishi Bank of California and Bank of America. Mr. Abraham is active in community outreach and nonprofit organizations, including serving on the board of Project Kindle, a nonprofit organization helping children affected by HIV/AIDS.

In commenting on Mr. Abraham’s hiring, Gregory Mitchell, President and Chief Executive Officer of the Company, said, “Joseph is an extremely capable operator and risk manager who has developed and successfully implemented loan documentation, servicing, collections and risk management tools that lead to improved financial performance and provide others with the ability to proactively manage credit risk. Joseph is a great leader and manager who regularly apply his 20 plus years of experience in all facets of loan operations into the development of staff and systems that have received notable recognition from regulatory agencies and others. His skills should be particularly useful as Pacific Trust evaluates and executes potential business combinations.”

Mr. Abraham noted, “I look forward to joining the Pacific Trust team and to the opportunity to apply my talents and experience as we seek to prudently grow Pacific Trust Bank into a leading community bank with ‘best in class’ lending operations.”

As an inducement material to his entering into employment with the Company and the Bank, Mr. Abraham was granted (i) 3,000 restricted shares of the Company’s common stock and (ii) a ten-year option to purchase 30,000shares of the Company’s common stock at an exercise price per share of $11.78. The restricted shares and the option are scheduled to vest in one-third annual increments on November 26, 2011, 2012 and 2013. The vesting of any then-unvested portion of the option will accelerate if Mr. Abraham’s employment is terminated by the Company without “cause” or if he resigns for “good reason,” as those terms are defined in his employment agreement, and the vesting of any then-unvested restricted shares will accelerate in the event Mr. Abraham’s service with the Company terminates due to death or disability or within one year after a change in control of the Company or within one year after the commencement of a tender offer or exchange offer for the Company’s shares (other than such an offer by the Company). The grant of the restricted stock and the option were approved by the Compensation Committee of the Company’s Board of Directors in reliance on NASDAQ Listing Rule 5635(c)(4), which exempts employment inducement grants from the general requirement of the NASDAQ Listing Rules that equity-based compensation plans and arrangements be approved by stockholders.

First PacTrust Bancorp, Inc. is the holding company for Pacific Trust Bank and is headquartered in Chula Vista, California. Pacific Trust Bank operates through nine banking offices serving primarily San Diego and Riverside Counties in California.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: First PacTrust Bancorp, Inc.

Contact:
First PacTrust Bancorp, Inc.

Gregory A. Mitchell, 619-691-1519, ext. 4474
President and CEO